UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                                Amendment No. 1

                          Pacific Crest Capital, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)



                         Common Stock, $0.01 par value
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   694166109
                 --------------------------------------------
                                (CUSIP Number)





                               December 31, 1999
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[_] Rule 13d-1(b)

[X] Rule 13d-1(c)

[_] Rule 13d-1(d)

                              Page 1 of 10 pages

-----------------------
  CUSIP NO. 694166109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Northaven Partners, L.P.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           New York

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                               170,300
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING                  0

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                               170,300

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           170,300

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.55%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           PN

------------------------------------------------------------------------------

                              Page 2 of 10 pages

-----------------------
  CUSIP NO. 694166109                  13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Northaven Partners II, L.P.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                               170,300
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING                  0

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                              170,300

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           170,300

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.55%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           PN

------------------------------------------------------------------------------

                              Page 3 of 10 pages

-----------------------
  CUSIP NO. 694166109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Northaven Partners III, L.P.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           New York

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                              170,300
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING                  0

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                              170,300

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          170,300

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.55%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           PN

------------------------------------------------------------------------------

                              Page 4 of 10 pages

-----------------------
  CUSIP NO. 694166109                  13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Northaven Associates, LLC

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                               170,300
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING                  0

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                               170,300

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          170,300

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.55%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           00

------------------------------------------------------------------------------

                              Page 5 of 10 pages

-----------------------
  CUSIP NO. 694166109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Northaven Management, Inc.

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                               170,300
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING                  0

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                              170,300

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          170,300

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.55%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           CO

------------------------------------------------------------------------------


                              Page 6 of 10 pages

Item 1(a).     Name of Issuer:
               Pacific Crest Capital, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:
               30343 Canwood Street
               Agoura Hills, CA 91301

Item 2(a).     Name of Persons Filing:
               Northaven Partners, L.P., Northaven Partners II,
               L.P., Northaven Partners III, L.P., Northaven
               Associates, LLC and Northaven Management, Inc.

Item 2(b).     Address of Principal Business Office or, if none, Residence:
               237 Park Avenue
               9th Floor
               New York, NY 10017

Item 2(c).     Citizenship:
               Northaven Partners, L.P. - New York
               Northaven Partners II, L.P. - New York
               Northaven Partners III, L.P. - New York
               Northaven Associates, LLC - New York
               Northaven Management, Inc. - New York

Item 2(d).     Title of Class of Securities:
               Common Stock, $0.01 par value

Item 2(e).     CUSIP Number:
               694166109

Item 3.        Not applicable.  This Schedule 13G was filed pursuant to
               Rule 13d-1(c).

Item 4.        Ownership.

     (a).      Amount beneficially owned:
               See the response(s) to Item 9 on the attached cover page(s).
     (b).      Percent of Class:
               See the response(s) to Item 11 on the attached cover page(s).
     (c).      Number of shares as to which such person has:

               (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

               (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

               (iii). Sole power to dispose  or to  direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

               (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).


Item 5.        Ownership of Five Percent or Less of a Class.
                         Not Applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another
               Person.
                         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                         Not Applicable

Item 8.        Identification and Classification of Members of the Group.
                         Not Applicable

                              Page 7 of 10 pages

Item 9.        Notice of Dissolution of Group.
                         Not Applicable

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                   SIGNATURE



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 10, 2000



NORTHAVEN PARTNERS, L.P.                      NORTHAVEN ASSOCIATES, LLC

   by Northaven Associates, LLC,                by
      as General Partner                           /s/ Richard H. Brown
                                                   ---------------------------
                                                   Name:  Richard H. Brown
                                                   Title: Member
      /s/ Richard H. Brown
      ----------------------------
      Name:  Richard H. Brown
      Title: Member                           NORTHAVEN MANAGEMENT, INC.


NORTHAVEN PARTNERS II, L.P.                     by
                                                   /s/ Richard H. Brown
                                                   ---------------------------
  by Northaven Associates, LLC,                    Name:  Richard H. Brown
     as General Partner                            Title: President


      /s/ Richard H. Brown
      ---------------------------
      Name:  Richard H. Brown
      Title: Member


NORTHAVEN PARTNERS III, L.P.

  by Northaven Associates, LLC,
     as General Partner


      /s/ Richard H. Brown
      ---------------------------
      Name:  Richard H. Brown
      Title: Member






                              Page 8 of 10 pages